EXHIBIT 99.1

TELETOUCH COMPLETES SALE OF PAGING ASSETS

FORT WORTH, Texas (August 18, 2006) — Teletouch Communications, Inc. (AMEX:TLL), a leading U.S. wireless communications services company, announced today that on August 14, 2006, it completed the previously announced sale of it paging assets. Subsequent to and as a result of the recent receipt of 100% of the stock of Progressive Concepts, Inc., as reported by Teletouch in its Current Report on Form 8-K filed on August 17, 2006, the paging business no longer met the statutory threshold of a sale of all or substantially all assets of the company as contemplated under Delaware corporate laws and therefore no longer required the approval of Teletouch’s shareholders.

Subject to the monthly paging net cash flow purchase price reductions provided for in the original Asset Purchase Agreement (APA), gross cash proceeds from the sale were approximately $3.1 million, subject to a working capital adjustment as also provided for in the APA, currently estimated to be approximately $0.2 million. Therefore, the net proceeds are estimated to be approximately $2.9 million. Any potential future adjustments to the purchase price are related to completion of the working capital and cash flow calculations of the paging business and the performance of the accounts receivable that was transferred to the Buyer at closing. Teletouch does not anticipate that these subsequent adjustments to the purchase price will materially impact the total consideration received for the Acquired Assets.

More detailed information relating to the sale of the paging assets and the related contractual arrangements executed in connection therewith may be found in the Current Report on Form 8-K filed by Teletouch on August 18, 2006.